Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-136797
333-136797-01
Prospectus Supplement No. 3
(To Prospectus Dated August 21, 2006)

NABORS INDUSTRIES, INC.	NABORS INDUSTRIES LTD.
$2,750,000,000
0.94% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY NABORS INDUSTRIES LTD.

COMMON SHARES, PAR VALUE U.S.$0.001 PER SHARE, OF NABORS INDUSTRIES LTD.
ISSUABLE UPON EXCHANGE OF THE NOTES

GUARANTEE OF NABORS INDUSTRIES LTD.

     This prospectus supplement, which supplements the prospectus filed by Nabors Industries, Inc. (the “Company”) and Nabors Industries Ltd. (“Nabors”) on August 21, 2006, as supplemented on September 7, 2006 and September 22, 2006 will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. You should read this prospectus supplement in conjunction with the related prospectus, as previously supplemented, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the prospectus under “Incorporation By Reference.” Neither the Company, Nabors nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.
Investing in the notes or Nabors’ common shares issuable upon exchange of the notes involves risks.
See “Risk Factors,” beginning on page 5 of the related prospectus.

The date of this prospectus is October 10, 2006.

     The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading “Selling Security Holders” in the related prospectus. The information is based on information provided to the Company and Nabors by or on behalf of the selling security holders on or prior to October 10, 2006 and has not been independently verified by the Company and Nabors. Since the date on which each selling security holder identified below provided this information, any of these selling security holders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling security holders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling security holders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many shares of common stock that the selling security holders will hold upon consummation of any such sales. Information about other selling security holders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of	Nabors’ Common
	Notes Beneficially	Notes	Shares Owned	Number of	Number of
Name	Owned and Offered	Outstanding	Prior to the	Shares Offered	Shares Held

Arkansas PERS (4)	2,850,000	*	87,870	62,192	25,677

Arpeggio Fund (5)	6,100,000	*	133,114	133,114	0

Astra Zeneca Holdings Pension (6)	365,000	*	7,965	7,965	0

Boilermakers Blacksmith Pension Trust (7)	625,000	*	13,638	13,638	0

Calyon S/A (8)	7,000,000	*	152,754	152,754	0

Cheyne Fund LP	8,137,000	*	177,566	177,566	0

Cheyne Leverage Fund LP	6,863,000	*	149,765	149,765	0

Coda Capital Management, LLC (9)	155,000	*	3,382	3,382	0

Coda Capital ND Portfolio (9)	110,000	*	2,400	2,400	0

CSV Fund (5)	3,200,000	*	69,830	69,830	0

Delaware PERS (10)	1,950,000	*	42,553	42,553	0

Delta Air Lines Master Trust (7)	110,000	*	2,400	2,400	0

Elizabeth D. Bruce TR (9)	25,000	*	545	545	0

Encore Fund (5)	5,000,000	*	109,110	109,110	0

FPL Group Employees Pension Plan (7)	180,000	*	3,927	3,927	0

Gartmore Convertible Fund (9)	420,000	*	9,165	9,165	0

HSBC Multistrategy Arbitrage Fund (a Sub Fund of the HSBC Alpha Trust Fund)	1,000,000	*	21,822	21,822	0

ICI American Holdings Trust (7)	635,000		13,857	13,857	0

IMF Convert Fund (5)	7,000,000	*	152,754	152,754	0

James Meller TR (9)	20,000	*	436	436	0

JPMorgan Securities Inc. (11)	33,500,000	1.22%	731,040	731,040	0

LeeDavid Investments 2002 LP (9)	20,000	*	436	436	0

NMIC Convertible Portfolio (9)	795,000	*	17,348	17,348	0

Nomura Trust and Banking Co., Ltd. as the Trustee of JF Global CB Open	2,850,000	*	62,192	62,192	0

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of	Nabors’ Common
	Notes Beneficially	Notes	Shares Owned	Number of	Number of
Name	Owned and Offered	Outstanding	Prior to the	Shares Offered	Shares Held

Nuveen Preferred and Convertible Fund JQC (12)	13,165,000	*	411,396	287,287	124,108

Nuveen Preferred and Convertible Income Fund (5)	250,000	*	5,455	5,455	0

Nuveen Preferred and Convertible Income Fund II (5)	250,000	*	5,455	5,455	0

Nuveen Preferred and Convertible Income Fund JPC (13)	9,360,000	*	292,699	204,254	88,444

OB Pension Gartmore (9)	205,000	*	4,473	4,473	0

Old Lane Cayman Master Fund LP (14)	21,604,000	*	560,227	471,444	88,783

Old Lane HMA Master Fund LP (14)	5,663,000	*	144,535	123,578	20,957

Old Lane US Master Fund LP (14)	7,733,000	*	200,610	168,750	31,860

Prudential Insurance Co. of America (15)	160,000	*	4,918	3,491	1,426

RBC Capital Markets (16)	2,000,000	*	43,644	43,644	0

Rhapsody Fund (5)	9,200,000	*	200,763	200,763	0

Richard Mueller (9)	25,000	*	545	545	0

S.A.C. Arbitrage Fund, LLC (17)	47,500,000	1.73%	1,036,549	1,036,549	0

State of Oregon Equity (18)	8,140,000	*	250,384	177,631	72,753

Syngenta AG (19)	235,000	*	5,128	5,128	0

*	less than one percent

(1)	Includes Nabors’ common shares issuable upon exchange of the notes based on the initial exchange rate of 21.8221 common shares per $1,000 principal amount of the notes. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.” As a result, the number of common shares issuable upon exchange of the notes may increase or decrease in the future.

(2)	In calculating the number of Nabors’ Common Shares Owned Prior to the Offering, we treated as outstanding the number of Nabors’ common shares issuable upon exchange of all of that particular holder’s notes in accordance with the applicable referenced exchange rates.

(3)	Shares selling security holders may, but are not obligated to, sell consist of Nabors’ common shares issuable upon exchange of the notes, assuming exchange of all of the holders’ notes into Nabors’ common shares at the initial exchange rate of 21.8221 common shares per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share interest. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.”

(4)	The number of Nabors’ Common Shares Owned Prior to the Offering by Arkansas PERS includes shares issuable by reason of $900,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Principal Amount of Notes Beneficially Owned and Offered Hereby includes $1,925,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(5)	The selling security holder has identified itself as a subsidiary of Nuveen Investments, a publicly-held entity and a registered broker-dealer. It is also a subsidiary of Symphony Asset Management, an investment company registered under the Investment Company Act of 1940, as amended. Eric White has the power to vote and dispose of the securities held by the selling security holder.

(6)	Principal Amount of Notes Beneficially Owned and Offered Hereby includes $250,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(7)	Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(8)	The selling security holder has identified itself as a subsidiary of Calyon, a publicly-held entity in France. It is also the parent of Calyon Securities (USA) Inc., a NASD member.

(9)	Jerry O’Grady has the power to vote and dispose of the securities held by the selling security holder.

(10)	Principal Amount of Notes Beneficially Owned and Offered Hereby includes $1,325,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(11)	JPMorgan Securities Inc. is a subsidiary of JPMorgan Chase Co., a publicly-held entity, and is a registered broker-dealer and does not have voting or investment power over the respective securities.

(12)	The number of Nabors’ Common Shares Owned Prior to the Offering by Nuveen Preferred and Convertible Fund JQC includes shares issuable by reason of $4,350,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Principal Amount of Notes Beneficially Owned and Offered Hereby includes $8,925,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(13)	The number of Nabors’ Common Shares Owned Prior to the Offering by Nuveen Preferred and Convertible Income Fund JPC includes shares issuable by reason of $3,100,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Principal Amount of Notes Beneficially Owned and Offered Hereby includes $6,350,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(14)	The Number of Nabors’ Common Shares Owned Prior to the Offering by Old Lane Cayman Master Fund LP, Old Lane HMA Master Fund LP, and Old Lane US Master Fund LP includes 88,783; 20,957; and 31,860 shares of common stock, respectively.

(15)	Prudential Insurance Company of America (“Prudential”) is an affiliate of Prudential Insurance, a NASD member. The number Nabors’ Common Shares Owned Prior to the Offering by Prudential includes $50,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Principal Amount of Notes Beneficially Owned and Offered Hereby includes $110,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(16)	RBC Capital Markets has identified itself as a subsidiary of Royal Bank of Canada, a publicly-held entity. The selling security holder is also a registered broker-dealer.

(17)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this questionnaire.

(18)	The number of Nabors’ Common Shares Owned Prior to the Offering by State of Oregon Equity includes shares issuable by reason of $2,550,000 principal amount of our Series B Zero Coupon Senior Exchangeable Notes Due 2023 (exchangeable for Nabors’ common shares at the exchange rate of 28.5306 common shares per $1,000 principal amount of notes). Principal Amount of Notes Beneficially Owned and Offered Hereby includes $5,500,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.

(19)	Principal Amount of Notes Beneficially Owned and Offered Hereby includes $160,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Registration Statement filed on August 21, 2006. Ann Houlihan has the power to vote and dispose of the securities held by the selling security holder.